June 20, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX (317) 860-9191

Mr. C. Douglas Hanson
Vice President and Chief Financial Officer
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 210
Indianapolis, IN  46268

      Re:	Windrose Medical Properties Trust
		Form 10-K for the year ended December 31, 2004
      Filed March 14, 2005
      File No. 1-31375

Dear Mr. Hanson:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

								Sincerely,



      Linda van Doorn
      Senior Assistant Chief Accountant

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Hewitt Associates, Inc.
December 28, 2004
Page 2